Exhibit 99.1

EQM Midstream Partners Completes Strategic Acquisition of

Eureka Midstream and Hornet Midstream

Closes $1.2 Billion Private Placement of Series A Convertible Preferred Units

PITTSBURGH, PA (April 10, 2019) — Equitrans Midstream Corporation (NYSE: ETRN) and EQM Midstream Partners, LP (NYSE: EQM) today announced that EQM has completed the acquisition of a 60% interest in Eureka Midstream Holdings, LLC (Eureka Midstream) and a 100% interest in Hornet Midstream Holdings, LLC (Hornet Midstream) for total consideration of $1,030 million, comprised of approximately $860 million in cash and approximately $170 million of assumed pro-rata debt. Concurrently, EQM closed the private placement of $1.2 billion of newly issued Series A Perpetual Convertible Preferred Units (Convertible Preferred Units). A portion of the net proceeds from the private placement was allocated to the cash purchase price of the acquisition, with the remaining net proceeds to be used for general purposes.

“We are pleased to have completed this important acquisition and our team is excited to begin integrating the Eureka and Hornet systems and leveraging our existing assets and core operating capabilities,” said Diana M. Charletta, chief operating officer of EQM. “We are relentless in our pursuit of becoming the low-cost provider and partner of choice across all aspects of our business. These value-enhancing assets will diversify our producer customer mix and increase exposure to wet Marcellus acreage; expand our supply hub and create additional commercial opportunities; reduce unit operating costs through increased scale; and accelerate opportunities for our water services business.”

Asset Overview

Eureka Midstream is a 190-mile gathering header pipeline system in Ohio and West Virginia that services both dry Utica and wet Marcellus production. Hornet Midstream is a 15-mile, high-pressure gathering system in West Virginia that connects to the Eureka system.

Advisors

Citi and Guggenheim Securities, LLC acted as financial advisors and Latham & Watkins acted as legal advisor to ETRN and EQM. Citi and Guggenheim Securities, LLC also acted as joint placement agents for the Convertible Preferred Units issuance.

About Equitrans Midstream Corporation

Equitrans Midstream Corporation (ETRN) has a premier asset footprint in the Appalachian Basin and is one of the largest natural gas gatherers in the United States. With a rich 135-year history in the energy industry, ETRN was launched as a standalone company in 2018 and, through its subsidiaries, has an operational focus on gas gathering systems, transmission and storage systems, and water services assets that support natural gas producers across the Basin. ETRN is helping to meet America’s growing need for clean-burning energy, while also providing a rewarding workplace and enriching the communities where its employees live and work. ETRN owns the non-economic general partner interest and a majority ownership of the limited partner interest in EQM.

For more information on Equitrans Midstream Corporation, visit www.equitransmidstream.com

About EQM Midstream Partners

EQM Midstream Partners, LP (EQM) is a growth-oriented limited partnership formed to own, operate, acquire, and develop midstream assets in the Appalachian Basin. As one of the largest gatherers of natural gas in the United States, EQM provides midstream services to producers, utilities, and other customers through its strategically located natural gas transmission, storage, and gathering systems, and water services to support energy development and production in the Marcellus and Utica regions. EQM owns approximately 950 miles of FERC-regulated interstate pipelines and also owns and/or operates approximately 2,405 miles of high- and low-pressure gathering lines.

For more information on EQM Midstream Partners, LP, visit www.eqm-midstreampartners.com

Cautionary Statements

The Convertible Preferred Units sold in the private placement have not been registered under the Securities Act of 1933, as amended (Securities Act), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. EQM has agreed to file a registration statement with the Securities and Exchange Commission (SEC) for the resale of the Convertible Preferred Units and the common units representing limited partner interests in EQM issuable upon conversion of the Convertible Preferred Units.

This news release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of Equitrans Midstream Corporation (ETRN) and its subsidiaries, including EQM Midstream Partners, LP (EQM), including guidance regarding EQM’s gathering and water services revenue and volume growth; EQM’s ability to provide produced water handling services and realize expansion and optimization and integration opportunities and related capital avoidance; EQM’s ability to effectively integrate the acquired assets and operations and achieve anticipated synergies and accretion associated with such acquisition, including through increased scale; and EQM’s ability to access new customers for its water services business as a result of the acquisition. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. ETRN and EQM have based these forward-looking statements on current expectations and assumptions about future events. While ETRN and EQM consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and are beyond ETRN’s and/or EQM’s control. The risks and uncertainties that may affect the operations, performance, and results of ETRN’s and EQM’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of ETRN’s Form 10-K for the year-ended December 31, 2018 as filed with the SEC, and Item 1A, “Risk Factors” of EQM’s Form 10-K for the year-ended December 31, 2018 as filed with the SEC, in each case as may be updated by any subsequent Form 10-Qs. Any forward-looking statement speaks only as of the date on which such statement is made, and neither ETRN nor EQM intends to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Analyst/Investor inquiries:

Nate Tetlow — Vice President, Corporate Development and Investor Relations

412-553-5834

ntetlow@equitransmidstream.com

Media inquiries:

Natalie A. Cox — Director, Corporate Communications

412-395-3941

ncox@equitransmidstream.com

Source: Equitrans Midstream Corporation